Exhibit 99.1

La Jolla Pharmaceutical Company Announces Financial Results for the
Three Months Ended March 31, 2019 and Highlights Recent Corporate Progress

SAN DIEGO, CA - May 6, 2019 - La Jolla Pharmaceutical Company (Nasdaq: LJPC), a leader in the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today announced financial results for the three months ended March 31, 2019 and highlighted recent corporate progress.

For the three months ended March 31, 2019, GIAPREZA net product sales were $4.4 million, compared to $0.8 million for the same period in 2018. La Jolla launched GIAPREZA in the U.S. in March 2018. La Jolla’s net loss for the three months ended March 31, 2019 was $31.7 million, or $1.17 per share, compared to $50.5 million, or $2.22 per share, for the same period in 2018. La Jolla continues to expect full-year 2019 net sales of $24 million to $28 million.

As of March 31, 2019, La Jolla had $140.0 million in cash and cash equivalents, compared to $172.6 million as of December 31, 2018. The decrease in cash and cash equivalents was primarily the result of net cash used in operating activities. Net cash used in operating activities for the three months ended March 31, 2019 was $32.7 million, compared to $45.9 million for the same period in 2018. La Jolla had no debt as of March 31, 2019 and December 31, 2018. La Jolla continues to expect that its net cash used in operating activities in 2019 will be $89 million to $94 million.

“We are pleased to have recently been granted Breakthrough Therapy designation by the FDA for LJPC-0118, which will help us expedite bringing this treatment to patients suffering from severe malaria,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “We also look forward to the continued execution of a number of initiatives to support the increased adoption of GIAPREZA under the leadership of Darryl Wellinghoff, our new Chief Commercial Officer. Furthermore, we look forward to the continued progress of our clinical studies of LJPC-401; we continue to expect top-line results in the second half of 2019 for our Phase 2 study in patients with hereditary hemochromatosis and in mid-2020 for our pivotal study in patients with beta thalassemia.”

About GIAPREZA

In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. GIAPREZA mimics the body’s endogenous regulatory peptide that is central to the renin-angiotensin-aldosterone system to increase blood pressure. Prescribing information for GIAPREZA is available at www.giapreza.com. GIAPREZA is marketed by La Jolla Pharmaceutical Company on behalf of La Jolla Pharma, LLC, its wholly owned subsidiary.

In June 2018, we announced that the Marketing Authorization Application (MAA) for GIAPREZA was validated by the European Medical Agency (EMA). We expect a decision on the GIAPREZA MAA by the EMA in June 2019. If approved, GIAPREZA could be available for marketing in the EU in early 2020.

IMPORTANT SAFETY INFORMATION

Contraindications

None

Warnings and Precautions

There is a potential for venous and arterial thrombotic and thromboembolic events in patients who receive GIAPREZA. Use concurrent venous thromboembolism (VTE) prophylaxis.

Adverse Reactions

The most common adverse reactions that were reported in greater than 10% of GIAPREZA-treated patients were thromboembolic events.

Drug Interactions

Angiotensin converting enzyme (ACE) inhibitors may increase response to GIAPREZA. Angiotensin II receptor blockers (ARB) may reduce response to GIAPREZA.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

For additional information, please see Full Prescribing Information.

About LJPC-0118

LJPC-0118 is La Jolla’s investigational product for the treatment of severe malaria. The active pharmaceutical ingredient in LJPC-0118 was demonstrated to be superior to quinine in reducing mortality in patients with severe falciparum malaria infection in two randomized, controlled, clinical studies. LJPC-0118 was granted Breakthrough Therapy designation by the U.S. Food and Drug Administration (FDA) in April 2019. La Jolla plans to file a New Drug Application (NDA) with the FDA in the fourth quarter of 2019 for LJPC-0118. Severe malaria is a serious and sometimes fatal disease caused by a parasite that commonly infects a certain type of mosquito, which feeds on humans. Symptoms include but are not limited to: fever, chills, sweating, hypoglycemia and shock. Severe malaria is often complicated by central nervous system infections that may lead to delirium, which may progress to coma. Infections usually occur a few weeks after being bitten. In 2017, an estimated 219 million cases of malaria occurred worldwide, with an estimated 200 million of these cases occurring in the World Health Organization (WHO) African Region, and, in 2013, the global annual incidence of severe malaria was estimated to be 2 million cases. In 2017, an estimated 435,000 people died from malaria worldwide.

About LJPC-401

LJPC-401, a clinical-stage investigational product, is La Jolla’s proprietary formulation of synthetic human hepcidin. Hepcidin, an endogenous peptide hormone, is the body’s naturally occurring regulator of iron absorption and distribution. In healthy individuals, hepcidin prevents excessive iron accumulation in vital organs, such as the liver and heart, where it can cause significant damage and even result in death. La Jolla is developing LJPC-401 for the potential treatment of iron overload, which occurs as a result of primary iron overload diseases such as hereditary hemochromatosis (HH), or secondary iron overload diseases such as beta thalassemia (BT), sickle cell disease (SCD), myelodysplastic syndrome (MDS) and polycythemia vera. The European Medicines Agency (EMA) Committee for Orphan Medicinal Products (COMP) has designated LJPC-401 as an orphan medicinal product for the treatment of beta thalassemia intermedia and major and SCD.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. GIAPREZA™ (angiotensin II), formerly known as LJPC-501, was approved by the U.S. Food and Drug Administration (FDA) on December 21, 2017 as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. LJPC-0118 is La Jolla’s investigational product for the treatment of severe malaria. LJPC‑401 (synthetic human hepcidin), a clinical-stage investigational product, is being developed for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease, myelodysplastic syndrome and polycythemia vera. For more information, please visit www.ljpc.com.

Forward-looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to La Jolla’s expectations regarding net sales and net cash used in operating activities for the full-year 2019. These statements relate to expectations regarding future events or La Jolla’s future results of operations. These statements are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. La Jolla cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties and other factors are described in greater detail in La Jolla’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s website at www.sec.gov. These risks include, but are not limited to, risks relating to: our ability to successfully commercialize, market and achieve market acceptance of GIAPREZA; our ability to grow net sales of GIAPREZA; potential market sizes, including for septic or other distributive shock; the timing and prospects for approval of GIAPREZA by the European Medicines Agency (EMA) or other regulatory authorities; the scope of product label(s) and potential market sizes, as well as the broader commercial opportunity for GIAPREZA and our product candidates; the impact of pharmaceutical industry regulation and healthcare legislation in the United States; the success of development activities for LJPC-401, LJPC-0118 and other product candidates; potential indications for which La Jolla’s product candidates may be developed; the timing, costs, conduct and outcome of clinical studies; risks relating to the development of drug candidates; the anticipated treatment of future clinical data by the U.S. Food and Drug Administration (FDA), EMA and other regulatory authorities, including whether such data will be sufficient for approval; the expected duration over which La Jolla’s cash balances will fund its operations; and other risks and uncertainties identified in our filings with the SEC. Forward-looking statements are presented as of the date of this press release, and La Jolla expressly disclaims any intent to update any forward‑looking statements to reflect the outcome of subsequent events.

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue
Net product sales	$4,395	$809
Total revenue	4,395	809
Operating expenses
Cost of product sales	500	58
Research and development	21,244	28,429
Selling, general and administrative	12,320	23,016
Total operating expenses	34,064	51,503
Loss from operations	(29,669)	(50,694)
Other (expense) income
Interest expense	(2,729)	—
Interest income	713	166
Total other (expense) income, net	(2,016)	166
Net loss	$(31,685)	$(50,528)
Net loss per share, basic and diluted	$(1.17)	$(2.22)
Weighted-average common shares outstanding, basic and diluted	27,035	22,742

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$140,017	$172,604
Accounts receivable, net	1,999	1,381
Inventory, net	1,977	2,020
Prepaid expenses and other current assets	5,139	5,111
Total current assets	149,132	181,116
Property and equipment, net	21,306	22,267
Right-of-use lease asset	16,482	—
Restricted cash	909	909
Total assets	$187,829	$204,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,041	$8,572
Accrued expenses	9,572	8,485
Accrued payroll and related expenses	2,036	7,509
Deferred rent, current portion	—	1,370
Lease liability, current portion	2,587	—
Total current liabilities	17,236	25,936
Deferred rent, less current portion	—	13,609
Lease liability, less current portion	28,572	—
Deferred royalty obligation, net	124,336	124,323
Other noncurrent liabilities	6,384	4,503
Total liabilities	176,528	168,371
Shareholders’ equity:
Common Stock, $0.0001 par value; 100,000,000 shares authorized, 27,093,026 and 26,259,254 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	3	3
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,906 shares issued and outstanding at March 31, 2019 and December 31, 2018; and liquidation preference of $3,906 at March 31, 2019 and December 31, 2018	3,906	3,906
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 0 and 2,737 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively; and liquidation preference of $0 and $2,737 at March 31, 2019 and December 31, 2018, respectively	—	2,737
Additional paid-in capital	959,900	950,258
Accumulated deficit	(952,508)	(920,983)
Total shareholders’ equity	11,301	35,921
Total liabilities and shareholders’ equity	$187,829	$204,292

Company Contacts

Sandra Vedrick
Senior Director, Investor Relations & Human Resources
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1135
Email: svedrick@ljpc.com

and

Dennis Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1040
Email: dmulroy@ljpc.com